Exhibit 99.1

                      BEAR STEARNS ELECTS MICHAEL GOLDSTEIN
                  TO THE BOARD OF DIRECTORS OF THE CORPORATION

Appointment Increases Board Of Directors To 13 Members

      NEW YORK, New York--January 10, 2007--The Bear Stearns Companies Inc. (NYSE: BSC) announced today that Michael Goldstein has been elected to the Board of Directors of the Corporation. Mr. Goldstein will be a member of the audit committee.

Mr. Goldstein is the retired Chairman and Chief Executive Officer of Toys "R" Us, Inc. He joined Toys "R" Us in 1983 as Chief Financial Officer and served in various executive level positions in the course of his 18 year tenure there. Currently, he serves on the Board of Directors of 4Kids Entertainment, Martha Stewart Omnimedia, Medco Health Solutions, Pacific Sunwear, and United Retail Group. Prior to joining Toys "R" Us, Mr. Goldstein, a Certified Public Accountant, worked at Ernst & Young for 16 years where he reached the rank of Audit Partner.

Commenting on the appointment, James E. Cayne, Bear Stearns Chairman and Chief Executive Officer, said, "Michael is a strong addition to our Board. His vast experience, leadership, and integrity will make him a valuable member of our Board of accomplished, independent directors. We welcome Michael, and look forward to the insight and perspective he will bring to the position."

Michael Goldstein added, "I am proud to be joining The Bear Stearns Companies Inc. Board of Directors. Bear Stearns is a well-respected firm with a great record of performance and creating value for its shareholders. I look forward to working with my fellow board members to help lead Bear Stearns to even greater success."

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking, securities trading and brokerage firm. With approximately $66.9 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers

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and investment advisors. Headquartered in New York City, the company has approximately 13,500 employees worldwide. For additional information about Bear Stearns, please visit the firm's web site at www.bearstearns.com.

Contact:

Bear Stearns
Russell Sherman, 212-272-5219
russellsherman@bear.com